Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF Cyalume Technologies Holdings, Inc.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Cyalume Technologies Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, pursuant to the authority vested in the Board by the Corporation's Certificate of Incorporation, as amended, a series of preferred stock of the Corporation was previously created out of the authorized but unissued shares of the capital stock of the Corporation, and such series was designated Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), and consisted of 800,000 shares of the Corporation’s preferred shares, par value $0.001 per share;

WHEREAS, the sole holder of the Series A Convertible Preferred Stock approved this Second Amended and Restated Certificate of Designation;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby amend and restate the rights, preferences, powers, restrictions and limitations of the Series A Convertible Preferred Stock in this Certificate of Designation (the “Certificate of Designation”) as follows:

1.           Designation.

1.1          The Corporation hereby designates a series of Preferred Stock as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 300,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

1.2          The Corporation shall register the shares of Series A Preferred Stock in records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder of record of such shares of Series A Preferred Stock, in each case, within five (5) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of Series A Preferred Stock from time to time and shall be enforceable by any such holder.

2.           Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to the Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.

“Amended and Restated JFC Note” means that certain Amended and Restated Promissory Note dated as of November 18, 2013 as amended, by and among the Corporation as Maker and JFC Technologies, LLC as Payee.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis; (b) any sale, transfer or issuance, in a single transaction or series of related transactions, of Capital Stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in in any single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise); or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by the Requisite Holders prior to the completion of such transaction, is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person; provided, that, for the avoidance, of doubt, prior to the Purchaser Threshold Date, none of the transactions described in clauses (b) or (c) shall constitute a Change of Control for purposes hereof if the applicable acquirer, transferee or surviving company is the Purchaser or an Affiliate of Purchaser.

“Colon Settlement Agreement” means that certain Settlement Agreement by and between Antonio Colon, the Corporation and Cyalume Realty, Inc., pursuant to which the Corporation issued a Promissory Note in favor of Antonio Colon in the original principal amount of $1,075,000.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include (x) any shares of Common Stock issuable upon conversion of any Series A Preferred Stock issued upon a conversion of a portion of the Amended and Restated JFC Note or (y) shares owned or held by or for the account of the Corporation or any of its wholly owned Subsidiaries.

“Convertible Securities” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, directly or indirectly, upon the conversion, exchange or reclassification of such security including, without limitation, any debt, preferred stock, rights, or any other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 8.1.

“Conversion Shares” means the shares of Common Stock or other Capital Stock then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any outstanding share of Series A Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b).

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” means any issuance or sale (or deemed issuance or sale in accordance with Section 8.5(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the shares of Series A Preferred Stock (other than any shares of Common Stock issued upon conversion of any Series A Preferred Stock issued upon a conversion of a portion of the Amended and Restated JFC Note); (b) shares of Common Stock issued on the conversion of the shares of Series B Preferred Stock; (c) shares of Common Stock or other Convertible Securities issuable or issuable upon Convertible Securities or Options issued by the Corporation to employees, officers, consultants or directors for services provided to the Corporation that are approved by the Board; (d) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (c) above) or Convertible Securities (other than any shares of Series A Preferred Stock issuable upon conversion of a portion of the Amended and Restated JFC Note) issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (e) shares of Common Stock or Convertible Securities issued, or issuable upon the conversion or exercise of any Convertible Securities issued, pursuant to the Mezzanine Agreement, as in effect as of the date hereof, or the exercise of Convertible Securities issued in respect of such transactions in accordance with clause (e); provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (f) shares of Series A Preferred Stock in connection with the payment of dividends on the outstanding shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock; (g) shares of Series C Preferred Stock in connection with the payment of dividends on the outstanding shares of Series C Preferred Stock in the form of additional shares of Series C Preferred Stock; (h) shares of Common Stock or Convertible Securities for consideration other than cash pursuant to a bona fide, arm’s length merger, consolidation acquisition or similar business combination approved by the Board; (i) additional shares of Common Stock issuable upon the conversion of any Series B Preferred Stock after the date of the issuance of the Series B Preferred Stock as a result of an increase in the number of shares of Common Stock issuable thereunder pursuant to Section 8.5(a) of the Series B Certificate of Designations (j) shares of Common Stock or Convertible Securities deemed to be Excluded Issuances by the Requisite Holders.

“Independent Valuation Expert” has the meaning set forth in Section 5.1(d)(ii).

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is not specifically designated as ranking by its terms as a Parity Security or a Senior Security.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any outstanding share of Series A Preferred Stock on any given date, the greater of (A) the sum of (x) $32.50 (as adjusted for any Recapitalizations) and (y) all accrued and unpaid dividends on such share (whether or not declared) up to and including such date, and (B) the amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 8 immediately prior to such date.

“Mezzanine Agreement” means that certain Subordinated Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and Granite Creek Partners Agent, LLC as Agent, and the Additional Lenders (as defined therein), as amended.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original JFC Note” means that certain Promissory Note dated as of December 31, 2012 by and among the Corporation as Maker and JFC Technologies, LLC as Payee.

“Parity Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as on parity with the Series A Preferred Stock.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Price” means $32.50 per outstanding share of Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

“Purchaser” has the meaning set forth in the preamble of the Securities Purchase Agreement.

“Purchaser Threshold Date” means the date that the Purchaser and/or its Affiliates hold in aggregate (i) less than 25% of the shares of Series A Preferred Stock purchased by the Purchaser pursuant to the Securities Purchase Agreement or (ii) 10% of the Common Stock Deemed Outstanding.

“Qualified Offering” has the meaning set forth in the Securities Purchase Agreement.

“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Refinancing Transaction” means a transaction or series of transactions entered into by the Corporation pursuant to the refinancing transaction documents dated as of the date hereof in the forms attached to the Securities Purchase Agreement with respect to (i) the Senior Loan Agreement, (ii) the Mezzanine Agreement and (iii) the Original JFC Note.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of November 18, 2013 by and between the Corporation and the Purchaser, as may be amended from time to time.

“Requisite Holders” means, (i) prior to the occurrence of the Purchaser Threshold Date, the holders of a majority of the shares of Series A Preferred Stock, voting as a separate class, which majority must include the Purchaser and (ii) from and after the occurrence of the Purchaser Threshold Date, holders of a majority of the shares of Series A Preferred Stock, voting as a separate class.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof, by and between the Corporation and the purchaser named therein, as may be amended from time to time.

“Senior Loan Agreement” means certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc. as Borrower, the Subsidiary Guarantors (as defined therein), and TD Bank, N.A. as Agent and Lender, and the Additional Lenders (as defined therein), as amended.

“Senior Securities” means any class of Capital Stock that is specifically designated as ranking by its terms as senior to the Series A Preferred Stock.

“Series A Conversion Election Date” has the meaning set forth in Section 7.3(b).

“Series A Director” has the meaning set forth in Section 6.2.

“Series A Preferred Stock” has the meaning set forth in Section 1.1.

“Series A Preferred Stock Register” has the meaning set forth in Section 1.2.

“Series A Call Notice” has the meaning set forth in Section 7.2.

“Series A Redemption Date” has the meaning set forth in Section 7.3(a).

“Series A Redemption Election Notice” has the meaning set forth in Section 7.1.

“Series A Redemption Notice” has the meaning set forth in Section 7.3.

“Series A Redemption Price” has the meaning set forth in Section 7.1(a).

“Series B Certificate of Designations” means the Certificate of Designations of the Series B Preferred Stock of the Corporation, dated July 30, 2014, as amended.

“Series B Liquidation Preference” means the Liquidation Value (as defined in the Series B Certificate of Designations) of the Series B Preferred Stock.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share of the Corporation.

“Series C Certificate of Designations” means the Certificate of Designations of the Series C Preferred Stock of the Corporation, dated July 30, 2014, as amended.

“Series C Liquidation Preference” means the Liquidation Value (as defined in the Series C Certificate of Designations) of the Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share of the Corporation.

“Series D Certificate of Designations” means the Certificate of Designations of the Series D Preferred Stock of the Corporation, dated May 15, 2015.

“Series D Liquidation Preference” means the Liquidation Value (as defined in the Series D Certificate of Designations) of the Series D Preferred Stock.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share of the Corporation.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares of capital stock or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Valuation Report” has the meaning set forth in Section 5.1(d).

3.           Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series A Preferred Stock shall rank senior to all Junior Securities, junior to all Senior Securities, on parity with all Parity Securities and junior to the Series C Preferred Stock and the Series B Preferred Stock.

4.           Dividends.

4.1          Accrual and Payment of Dividends.

(a)           From and after the Date of Issuance of any share of Series A Preferred Stock, cumulative dividends shall accrue on each share of Series A Preferred Stock, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 12% per annum on the Liquidation Value thereof. All accrued dividends on any outstanding share of Series A Preferred Stock shall be paid in cash or pursuant to Section 4.1(b), in kind, and to the extent paid in cash, shall be paid only when, as and if declared by the Board out of funds legally available therefor or upon a Liquidation or redemption of the shares of Series A Preferred Stock in accordance with the provisions of Section 5 or Section 7; provided, that to the extent not paid in cash or by the issuance of additional shares of Series A Preferred Stock on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any outstanding share of Series A Preferred Stock shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 8. All accrued and accumulated dividends on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to repurchase, in the ordinary course of business, Junior Securities held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a purchase price that does not exceed the lower of cost or fair market value of such Junior Securities. The Corporation may declare and pay the dividends payable pursuant to this Section 4.1 in cash if (and only if) the dividends payable on such Dividend Payment Date pursuant to Section 4.1 of the Certificate of Designation of the Series C Preferred Stock, as in effect on the date hereof, are also paid in cash (and not in kind).

(b)           Notwithstanding any other provision of this Section 4, in the event that the Corporation has not paid in cash or by the issuance of additional shares of Series A Preferred Stock all accrued dividends on any outstanding share of Series A Preferred Stock as of the applicable Dividend Payment Date, unless waived by the Requisite Holders, all such dividends accruing on the shares of Series A Preferred Stock shall be paid, at the election of the Requite Holders at any time following the applicable Dividend Payment Date by written notice to the Corporation, either in cash or by the issuance of additional shares of Series A Preferred Stock (including fractional shares of Series A Preferred Stock) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to have been paid; provided, that if the Corporation pays less than the total amount of dividends then accrued on the shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock, such payment in shares of Series A Preferred Stock shall be made pro rata among the holders of outstanding shares of Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such holder. Notwithstanding the foregoing, the Requisite Holders may not elect to require payment of a dividend if the Board reasonably determines that paying such dividend (whether in cash or by the issuance of additional shares of Series A Preferred Stock) would violate a term of the Senior Loan Agreement, the Mezzanine Agreement or any other financing agreement entered into by the Corporation in replacement of or in connection with the refinancing of the obligations of the Corporation thereunder. In the event the Board reasonably determines that paying such dividend would violate any such agreements, then the dividend payment, or portion thereof, shall continue to accrue rather than being paid when otherwise due and such accrued dividend payment shall be paid at the earliest date that the Board reasonably anticipates that the making of such dividend payment will not cause such violation. If and when any shares of Series A Preferred Stock are issued under this Section 4.1(b) for the payment of accrued dividends, such shares of Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

4.2          Participating Dividends. Subject to Section 4.1, in addition to the dividends accruing on the shares of Series A Preferred Stock pursuant to Section 4.1, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding any repurchases in the ordinary course of business of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a purchase price that does not exceed the lower of cost or fair market value of such Junior Securities, the Corporation shall simultaneously declare and pay a dividend on the shares of Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Series A Preferred Stock had been converted to Common Stock pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

4.3          Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the outstanding shares of Series A Preferred Stock, such payment shall be distributed pro rata among the holders of Series A Preferred Stock based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series A Preferred Stock held by such holders.

5.           Liquidation.

5.1          Liquidation; Deemed Liquidation.

(a)           Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), after payment of the Series C Liquidation Preference, the Series D Liquidation Preference and the Series B Liquidation Preference, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the remaining assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, on a pro rata, pari passu basis, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of Series A Preferred Stock held by such holders and (ii) the aggregate amount as would have been payable to all holders of shares of Series A Preferred Stock had all of the outstanding shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 8 immediately prior to such Liquidation.

(b)           Deemed Liquidation. Unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event, the occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of Series A Preferred Stock shall, in consideration for cancellation of their shares of Series A Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series A Preferred Stock under Section 5.1(a) hereof.

(c)           Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series A Preferred Stock are converted into or exchanged for cash, new securities or other property consistent with the Liquidation Value thereof, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all shares of Series A Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the holders such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders.

(d)           Valuation of Non-Cash Consideration.

(i)           If any assets of the Corporation distributed to holders of outstanding shares of Series A Preferred Stock in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, and the Corporation shall provide each holder of outstanding shares of Series A Preferred Stock a written report setting forth the valuation of such assets (the “Valuation Report”), as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, subject to the right of the Requisite Holders to require the Corporation to obtain an independent valuation of such assets in accordance with Section 5.1(d)(ii), provided that any publicly-traded securities to be distributed to stockholders in such a Liquidation Event shall be valued as follows:

(A)        if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending two (2) trading days prior to the Liquidation;

(B)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending two (2) trading days prior to the Liquidation;

(C)         in the event of a merger or other acquisition of the Corporation by another entity, the relevant date for the valuation of the publicly traded securities shall be deemed to be the date such transaction closes;

(D)        For the purposes of this Section 5.1(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange LLC, NYSE MKT LLC (formerly NYSE AMEX and the American Stock Exchange) or The Nasdaq Stock Market LLC, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii)         If the Requisite Holders disagree with the valuation determined by the Board set forth in the Valuation Report with respect to the assets to be distributed to the holders of outstanding shares of Series A Preferred Stock in connection with any Liquidation, the Requisite Holders may, by written notice to the Board, within ten (10) Business Days of the delivery of the Valuation Report, require the Corporation to appoint within ten (10) Business Days thereafter, an independent, nationally recognized valuation, appraisal or investment banking firm, reasonably acceptable to the Requisite Holders (the “Independent Valuation Expert”) to determine the value of such assets. The Corporation shall, within twenty (20) days of the engagement of the Independent Valuation Expert, submit to the Independent Valuation Expert information sufficient for the Independent Valuation Expert to review the valuation of the assets determined by the Board along with any supporting material as the Independent Valuation Expert deems appropriate. The Independent Valuation Expert shall, after the submission of supporting materials, submit its written decision on the value of such assets. Any determination by the Independent Valuation Expert shall be final, binding and conclusive on the Corporation and each holder of outstanding shares of Series A Preferred Stock.

5.2          Insufficient Assets. Without the approval of the Requisite Holders, the Corporation shall not consummate, or agree to consummate, a Deemed Liquidation if the remaining assets of the Corporation available for distribution to its stockholders following such Deemed Liquidation shall be insufficient to pay the holders of shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5.1. If, upon any Liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of any Junior Securities.

5.3          Notice.

(a)           Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

(b)           Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation before the expiration of ten (10) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the approval of the Requisite Holders.

6.           Voting.

6.1          Voting Generally. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.3. In any such vote, each holder of shares of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 8 as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

6.2          Election of Directors. From and after the Date of Issuance of the shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement until the Purchaser Threshold Date, the Requisite Holders shall be entitled to elect to the Board the greater of (i) one (1) representative or (ii) such greater number of representatives as is proportionate to the total number of directors as is the percentage of the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible pursuant to Section 8 relative to number of shares of Common Stock Deemed Outstanding (each such individual, a “Series A Director”); provided, that the Requisite Holders shall be entitled to elect no more than two (2) representatives to the Board. A Series A Director may be removed at any time as a director on the Board (with or without cause) upon, and only upon, the written request of the Requisite Holders. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Series A Director, then the Requisite Holders shall have the right to designate an individual to fill such vacancy. In the event that the Requisite Holders shall fail to designate in writing a representative to fill the vacant Series A Director seat on the Board, and such Board seat shall remain vacant until such time as the holders of shares of Series A Preferred stock elect an individual to fill such seat in accordance with this Section 6.2, and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

6.3          Other Special Voting Rights. From and after the Date of Issuance of the shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement until the later of the date on which (i) the Purchaser holds less than a majority of the shares of Series A Preferred Stock, and (ii) the outstanding shares of Series A Preferred Stock represent (on an as-if converted basis) less than 5% of the number of shares of Common Stock Deemed Outstanding, without the prior approval of the Requisite Holders, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.3 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a)           create, or authorize the creation of, any additional class or series of Capital Stock or any Convertible Securities or issue or sell, or obligate itself to issue or sell, any Capital Stock or Convertible Securities (other than the Series A Preferred Stock in the Qualified Offering or the Refinancing Transaction, in each case, as contemplated by and subject to the terms and conditions of the Securities Purchase Agreement with respect to such transactions or pursuant to the terms of this Certificate of Designation), that ranks superior to Senior Securities or Parity Securities or in parity with the Series A Preferred Stock or Parity Securities in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting);

(b)           increase or decrease the number of authorized shares of any series of Preferred Stock;

(c)           other than as contemplated by this Certificate of Designation, amend, alter or repeal the Certificate of Incorporation or by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary, in any such case in any manner that adversely affects the rights, preferences or powers of the Series A Preferred Stock;

(d)          issue, or cause any Subsidiary of the Corporation to issue, any indebtedness or debt security, other than (i) trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business or (ii) indebtedness or debt securities in an aggregate amount not to exceed $2,000,000 at any time, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the Requisite Holders, other than the indebtedness resulting from the Refinancing Transactions, the Colon Settlement Agreement and the incurrence of debt solely to fund the payment of dividends on the Series A Preferred Stock that are accrued and unpaid, or solely to fund the redemption of the Series A Preferred Stock pursuant to Section 7;

(e)           increase or decrease the authorized number of directors constituting the Board;

(f)           redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Corporation; provided, that this restriction shall not apply to (i) the redemption or repurchase of shares of Series A Preferred Stock pursuant hereto, or (ii) the repurchase in the ordinary course of business of Junior Securities held by employees, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase;

(g)          declare or pay dividends or otherwise make distributions with respect to any Capital Stock, other than dividends on the Series A Preferred Stock;

(h)          declare bankruptcy, dissolve, liquidate, recapitalize, reorganize, assign to creditors, or wind up the affairs of the Corporation or any Subsidiary of the Corporation;

(i)           effect, or enter into any agreement to effect, a Change of Control;

(j)           modify or change the nature of the Corporation’s or any Subsidiary’s business such that a material portion of the Corporation’s or such Subsidiary’s business is devoted to any business that is materially different than the Corporation’s current business of manufacturing and selling chemiluminescent products, and photoluminescent materials and ancillary lines of business supporting such manufacture and sale;

(k)           other than the acquisition of inventory, supplies or raw materials in the ordinary course of business, acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person, or enter into any joint venture with any other Person, for aggregate consideration (including the direct or indirect assumption of liabilities) in excess of $2,000,000;

(l)           use, or permit the use of, the proceeds from the sale of the Series A Preferred Stock in a manner other than as set forth in Section 4.8 of the Securities Purchase Agreement;

(m)          enter into, or become subject to, any agreement or instrument or other obligation for the purpose of avoiding, impairing or restricting, the ability of the Corporation to perform its obligations under this Certificate of Designation, the Securities Purchase Agreement, or the Registration Rights Agreement, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder; or

(n)           agree or commit to do any of the foregoing.

6.4          Approval. Unless otherwise provided in the Certificate of Incorporation or this Certificate of Designation, any action required by the DGCL to be taken at any annual or special meeting of the holders of shares of the Series A Preferred Stock, or any action which may be taken, or any approval which may be provided, at any annual or special meeting of such holders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.           Redemption.

7.1          Redemption at the Option of the Requisite Holders. At any time after the fifth anniversary of the Date of Issuance of the shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement, the Requisite Holders shall have the right to elect to cause the Corporation to redeem, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series A Preferred Stock for a price per share equal to the Liquidation Value for such share (the “Series A Redemption Price”); provided that no portion of the Series A Redemption Price may be paid prior to the Corporation paying the full Series D Redemption Price (as defined in the Series D Certificate of Designation). The redemption of the outstanding shares of Series A Preferred Stock shall occur not more than ten (10) days following receipt by the Corporation of a written election notice (the “Series A Redemption Election Notice”) from the Requisite Holders. Upon receipt of a Series A Redemption Election Notice, all holders of Series A Preferred Stock shall be deemed to have elected to have all of their shares of Series A Preferred Stock redeemed pursuant to this Section 7 and such election shall bind all holders of Series A Preferred Stock; provided, that notwithstanding anything to the contrary contained herein, each such holder shall have the right to elect prior to the Series A Conversion Election Date to give effect to the conversion rights contained in Section 8 instead of giving effect to the provisions contained in this Section 7 with respect to the shares of Series A Preferred Stock held by such holder. In exchange for the surrender to the Corporation by the respective holders of their certificate or certificates representing such shares of Series A Preferred Stock in accordance with Section 7.4 below, the aggregate Series A Redemption Price for all shares of Series A Preferred Stock held by each holder shall be payable in cash in immediately available funds to the respective holders on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.2          Redemption at the Election of the Corporation. At any time after the eighth anniversary of the Date of Issuance of the shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement, the Corporation shall have the right to redeem, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series A Preferred Stock for a price per share equal to the Series A Redemption Price. The redemption of the outstanding shares of Series A Preferred Stock shall occur not less than thirty (30) days following delivery by the Corporation of a written notice of the Corporation’s request to redeem all of the then outstanding shares of Series A Preferred Stock (the “Series A Call Notice”), but not more than sixty (60) days following delivery of such Series A Call Notice; provided, that notwithstanding anything to the contrary contained herein, each such holder shall have the right to elect prior to the Series A Conversion Election Date to give effect to the conversion rights contained in Section 8 instead of giving effect to the provisions contained in this Section 7 with respect to the shares of Series A Preferred Stock held by such holder. In exchange for the surrender to the Corporation by the respective holders of their certificate or certificates representing such shares of Series A Preferred Stock in accordance with Section 7.5 below, the aggregate Series A Redemption Price for all shares of Series A Preferred Stock held by each holder shall be payable in cash in immediately available funds to the respective holders on the applicable Series A Redemption Date.

7.3          Redemption Notice. The Corporation shall send written notice (the “Series A Redemption Notice”) to each record holder of outstanding share of Series A Preferred Stock as promptly as practicable, but in no event later than five (5) Business Days following receipt of a Series A Election Notice, and concurrently with the delivery of any Series A Call Notice. Each Series A Redemption Notice shall state:

(a)           the date of the closing of the redemption, which shall be (i) no later than ten (10) days following receipt by the Corporation of the Series A Election Notice and (ii) not less than thirty (30) days following delivery by the Corporation of the Series A Call Notice, but not more than sixty (60) days following delivery of such Series A Call Notice (the applicable date, the “Series A Redemption Date”) and the Series A Redemption Price;

(b)           the date upon which the holders right to convert its shares of Series A Preferred Stock pursuant to Section 8 terminates, which date shall be no earlier than five (5) days before the Series A Redemption Date (the applicable date, the “Series A Conversion Election Date”); and

(c)           the manner and place designated for surrender by the holder to the Corporation of such holder’s certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

7.4          Insufficient Funds; Remedies For Nonpayment.

(a)           Insufficient Funds. If on any Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series A Redemption Price for all of the outstanding shares of Series A Preferred Stock pursuant to Section 7.1, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series A Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series A Redemption Date the maximum possible number of shares of Series A Preferred Stock that it can redeem on such date, pro rata among the holders to be redeemed in proportion to the aggregate number of shares of Series A Preferred Stock held by each such holder which have not been redeemed in full by the Corporation on the applicable Series A Redemption Date and (iii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares of Series A Preferred Stock, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price; provided that no portion of the Series A Redemption Price may be paid prior to the Corporation paying the full Series D Redemption Price.

(b)           Remedies For Nonpayment. If on any Series A Redemption Date, all of the outstanding shares of Series A Preferred Stock to be redeemed by the Corporation pursuant to Section 7.1 or Section 7.2, as applicable, are not redeemed in full by the Corporation by paying the entire Series A Redemption Price (or converted into Common Stock pursuant to Section 8), until such shares of Series A Preferred Stock are fully redeemed and the aggregate Series A Redemption Price paid in full, (i) all of the unredeemed shares of Series A Preferred Stock shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4, (ii) interest on the portion of the aggregate Series A Redemption Price applicable to the unredeemed shares of Series A Preferred Stock shall accrue in arrears at a rate equal to 12% per annum, compounded quarterly, in addition to the accrual and accumulation of dividends thereon as provided in Section 4, and (iii) so long as the unredeemed shares of Series A Preferred Stock comprise at least 5% of the Common Stock Deemed Outstanding, the Requisite Holders shall have the right to cause the number of directors constituting the Board to be increased by a number of Board seats which, following such increase, shall constitute a majority of the seats on the Board (and the Corporation shall take all necessary action under its organizational documents, including its by-laws, to effectuate such increase and the other rights hereunder), and the Requisite Holders shall have the right to designate the individual to fill such newly created Board seats, to fill any vacancy of such Board seats and to remove and replace any individuals designated to fill such Board seats or any other vacancies arising on the Board. Any such additional directors designated in accordance with this Section 7.3(b) shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board and shall serve on the Board until all shares of Series A Preferred Stock are fully redeemed and the aggregate Series A Redemption Price has been paid in full, at which time the rights hereunder shall terminate. Upon the termination of the foregoing rights, the term of office on the Board of all individuals who may have been designated as directors hereunder shall cease (and such individuals shall promptly resign from the Board), and the number of directors constituting the Board shall return to the number of directors that constituted the entire Board immediately prior to such event.

7.5          Surrender of Certificates. On or before the Series A Redemption Date, each holder not otherwise electing prior to the Series A Conversion Election Date to convert its shares of Series A Preferred Stock pursuant to Section 8 shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, that in the event that Corporation fails to pay the entire Series A Redemption Price with respect to all outstanding shares of Series A Preferred Stock on the applicable Series A Redemption Date, then a new stock certificate representing the unredeemed shares of Series A Preferred Stock shall be issued in the name of the applicable holder of record of canceled stock certificate.

7.6          Rights Subsequent to Redemption. If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the outstanding shares of Series A Preferred Stock the applicable Series A Redemption Date, then on such date all rights of the holder in such shares of Series A Preferred Stock so redeemed and paid or tendered, including any rights to dividends on such shares of Series A Preferred Stock, shall cease, and such shares of Series A Preferred Stock shall no longer be deemed issued and outstanding.

8.           Conversion.

8.1          Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, each holder shall have the right by written election to the Corporation to convert all or any portion of the shares of Series A Preferred Stock (including any fraction of a share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares of Series A Preferred Stock (including any fraction of a share) to be converted by the Liquidation Value thereof, and (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series A Preferred Stock (the “Conversion Price”) shall be equal to $0.14, subject to adjustment as applicable in accordance with Section 8.5 below.

8.2          Procedures for Conversion; Effect of Conversion

(a)           Procedures for Holder Conversion. In order to effectuate a conversion of shares of Series A Preferred Stock pursuant to Section 8.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder; provided, that on the date of such conversion, such shares of Series A Preferred Stock shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Series A Preferred Stock as calculated pursuant to Section 8.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Capital Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)           Effect of Conversion. All shares of Series A Preferred Stock converted as provided in Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares of Series A Preferred Stock shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock in exchange therefor provided, however, that if the conversion is in connection with the payment of a distribution or dividend, an underwritten offering or a Liquidation or other event, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of such shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

8.3          Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock pursuant to Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.5. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series A Preferred Stock.

8.4          No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, any holder in respect thereof.

8.5          Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.5.

(a)           Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 8.5(c) and except in the case of an event described in either Section 8.5(e) or Section 8.5(f), if the Corporation shall,

(i)           at any time or from time to time after the Date of Issuance until the third (3rd) anniversary of the Date of Issuance, issue or sell, or in accordance with Section 8.5(d) be deemed to have issued or sold, any shares of Common Stock or Convertible Securities without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price then in effect shall be reduced to the lowest price per share at which any such share of Common Stock has been issued or sold (or is deemed to have been issued or sold); provided, that if such issuance or sale (or deemed issuance or sale) was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.01 of consideration for all such shares so issued or deemed to be issued; provided, further, that in the event such issuance or sale (or deemed issuance or sale) is comprised of shares of Common Stock or Convertible Securities issuable in connection with any bona fide, arm’s length debt financing by the Corporation approved by the Board and the Requisite Holders, to the extent required pursuant to Section 6.3(d), then the Conversion Price shall be reduced in accordance with Section 8.5(a)(ii);

(ii)         at any time or from time to time after (x) the Date of Issuance, issue or sell, or in accordance with Section 8.5(d) be deemed to have issued or sold, any shares of Common Stock or Convertible Securities issuable in connection with any bona fide, arm’s length debt financing by the Corporation approved by the Board and the Requisite Holders, to the extent required pursuant to Section 6.3(d), or (y) third (3rd) anniversary of the Date of Issuance any shares of Common Stock or Convertible Securities, in either case, without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale (or deemed issuance or sale) other than issue or sell, or in accordance with Section 8.5(d) be deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(A)         the sum of (x) the product obtained by multiplying the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (y) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(B)         the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (y) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Section 8.5(d) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation and the method of computation of such amount and shall cause copies of such certificate to be mailed to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(b)         Adjustment to Number of Conversion Shares Upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 8.5(a), the number of Conversion Shares issuable upon the conversion of each outstanding share of Series A Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

(i)          the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of each outstanding share of Series A Preferred Stock immediately prior to any such adjustment; by

(ii)         the Conversion Price resulting from such adjustment.

(c)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the shares of Series A Preferred Stock with respect to any Excluded Issuance.

(d)          Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 8.5(a) hereof, the following shall be applicable:

(i)           Issuance of Options.

(A)         If the Corporation shall, at any time or from time to time after the Date of Issuance until the third (3rd) anniversary of the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the lowest price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which any one share of Common Stock is issuable upon the exercise of any such Option or upon the conversion or exchange of any Convertible Security issuable upon the exercise of any such Option is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then such share of Common Stock issuable upon the exercise of such Option or upon conversion or exchange of such Convertible Security issuable upon the exercise of such Option shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.5(a)), at a price per share equal to such lowest price per share. For purposes of this Section 8.5(d)(i), the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option or upon the conversion or exchange of any Convertible Security issuable upon the exercise of any such Option shall be equal to the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.5(a)) of the lowest amounts of consideration, if any, received or receivable by the Corporation as consideration with respect to any one share of Common Stock upon each of (A) the granting or sale of the Option, plus (B) the exercise of the Option, plus (C) in the case of an Option which relates to Convertible Securities, the issuance or sale of the Convertible Security and the conversion or exchange of the Convertible Security.

(B)         If the Corporation shall, at any time or from time to time after the third (3rd) anniversary of the Date of Issuance (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.5(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.5(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options.

(C)         Except as otherwise provided in Section 8.5(d)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)         Issuance of Convertible Securities.

(A)         If the Corporation shall, at any time or from time to time after the Date of Issuance until the third (3rd) anniversary of the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the lowest price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which one share of Common Stock is issuable upon the conversion or exchange of any such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then such share of Common Stock issuable upon conversion or exchange of such Convertible Security shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.5(a), at a price per share equal to such lowest price per share. For purposes of this Section 8.5(d)(ii), the lowest price per share for which any one share of Common Stock is issuable upon the conversion or exchange of any such Convertible Security shall be equal to the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.6(a)) of the lowest amounts of consideration, if any, received or receivable by the Corporation as consideration with respect to any one share of Common Stock upon each of (A) the granting or sale of the Convertible Security, plus (B) the conversion or exchange of the Convertible Security.

(B)         If the Corporation shall, at any time or from time to time after the third (3rd) anniversary of the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.5(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 8.5(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.5(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

(C)         Except as otherwise provided in Section 8.5(d)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 8.5(d).

(iii)        Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the lowest amounts of consideration, if any, received or receivable by the Corporation as consideration with respect to any one share of Common Stock upon the granting or sale of any Options or Convertible Securities referred to in Section 8.5(d)(i)(A) or Section 8.5(d)(ii)(A), (B) the lowest amounts of additional consideration, if any, payable to the Corporation with respect to any one share of Common Stock upon exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 8.5(d)(i)(A) or Section 8.5(d)(ii)(A) (C) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8.5(d)(i)(B) or Section 8.5(d)(ii)(B), (D) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in 8.5(d)(i)(B) or Section 8.5(d)(ii)(B), (E) the rate at which Convertible Securities referred to in Section 8.5(d)(i) or Section 8.5(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (F) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8.5(d)(i) hereof or any Convertible Securities referred to in Section 8.5(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 8.5) the Conversion Price in effect at the time of such change shall be increased or decreased, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 8.5 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, and the number of Conversion Shares issuable upon the conversion of the Series A Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8.5(b).

(iv)        Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8.5 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8.5 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)         Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 8.5(d), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Requisite Holders, provided, that that if the Board and the Requisite Holders are unable to agree on the net amount of any cash consideration or the fair value of any consideration other than cash or marketable securities within a reasonable period of time (not to exceed 10 days from the Requisite Holders’ receipt of a certificate of adjustment pursuant to Section 8.6(h) relating to the applicable issuance), such net amount of cash or fair value, as applicable, shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Requisite Holders. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Corporation.

(vi)        Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 8.5, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)       Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8.5.

(e)          Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other Capital Stock payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the shares of Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8.5(e) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(f)           Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.5(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each outstanding share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such outstanding share of Series A Preferred Stock, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if such share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such shares, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the Requisite Holders) shall be made with respect to the rights of each holder of shares of Series A Preferred Stock under this Certificate of Designation to insure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 8.5(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not consummate any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the Requisite Holders), the obligation to deliver to the holders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the shares of Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.5(f), the Requisite Holders shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction), Section 7.1 or Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8.5(f) with respect to the outstanding shares of Series A Preferred Stock.

(g)         Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of shares of Series A Preferred Stock so as to protect the rights of the holders in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(h)         Certificate as to Adjustment.

(i)           As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than 10 days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)         As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Requisite Holders, but in any event not later than 10 days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series A Preferred Stock held by such holder.

(i)           Notices. In the event:

(i)           that the Corporation shall take a record of the holders of its Common Stock (or other Capital Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of Capital Stock of any class or any other securities, or to receive any other security; or

(ii)         of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)        of any Liquidation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other Capital Stock at the time issuable upon conversion of the outstanding shares of Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the shares of Series A Preferred Stock and the Conversion Shares.

9.           Lost or Mutilated Series A Preferred Stock Certificate. If the Series A Preferred Stock certificate of any holder of record of shares of Series A Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested; provided that in the case of the Purchaser, its unsecured, unbonded agreement of indemnity and affidavit of loss shall be sufficient. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

10.         Reissuance of Series A Preferred Stock. Any shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such shares of Series A Preferred Stock shall thereafter be reissued, sold or transferred.

11.         Withholding. The Corporation shall be entitled to deduct and withhold from any amounts payable on the Series A Preferred Stock such amounts as are required to be deducted and withheld under the U.S. Internal Revenue Code or any other applicable foreign, state or local law or treaty.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, in the event of the payment of dividends by the issuance of additional shares of Series A Preferred Stock, the Corporation shall be entitled to deduct and withhold from any such payment shares of Series A Preferred Stock having an Aggregate Liquidation Value at the time of such payment equal to the amount of the required deduction or withholding.

12.         Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given on the earliest of (a) the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 12 prior to 5:00 P.M., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the email address or facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service specifying with business next day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13.         Amendment and Waiver. For as long as any shares of Series A Preferred Stock remain outstanding, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Requisite Holders, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock provided, that unless the Corporation has obtained the prior approval of the Requisite Holders in accordance with this Section 13, the Corporation will not, by amendment, modification or waiver of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, fail to observe, or avoid or seek to avoid the observance or performance of, any of the terms contained herein, and will at all times in good faith take all actions as may be necessary to carry out of all the provisions hereof and to take all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against any impairment.

14.         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Designation is executed on behalf of the Corporation on this 15th day of May, 2015.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer